THIS AGREEMENT made effective the 10th day of October, 2013

BETWEEN:

MANTRA ENERGY ALTERNATIVES LTD., a British Columbia corporation, with offices at Suite 562, 800-15355 24th Avenue, Surrey, British Columbia, V4A 2H9 (hereinafter referred to as “MEA")

OF THE FIRST PART

SONA KAZEMI, an individual resident in Vancouver, British Columbia at 5633 Montgomery Place V6T 2C8 (hereinafter referred to as the "Employee")

OF THE SECOND PART

MANTRA VENTURE GROUP LTD., a British Columbia corporation, with offices at Suite 562, 800-15355 24th Avenue, Surrey, British Columbia, V4A 2H9 (hereinafter referred to as "MVG")

OF THE THIRD PART

            WHEREAS MEA is desirous of retaining the Employee to perform services as the Senior Process Engineer of MEA;

            AND WHEREAS the Employee has agreed to be employed by MEA as Senior Process Engineer and accepts the terms and conditions of this Agreement;

            THEREFORE, for and in consideration of the sum of $10.00 now paid by each party to the other party (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto) and the mutual covenants and agreements hereinafter contained, the parties hereto covenant and agree, each with the other, as follows:

1.	Definitions

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

"Acting Jointly or in Concert" has the meaning given to such phrase by the Securities Act, R.S.A. 2000, c.S-4, as amended from time to time, and includes the successful solicitation of proxies for the election of a slate of MEA’s directors other than the slate of directors proposed by MEA’s management which results in such slate being elected as MEA's directors;

"Change of Control" means:

(a)

where a Person or group of Persons Acting Jointly or in Concert acquires ownership or control of that percentage of the outstanding shares of MEA carrying voting rights which confer on the holder or holders thereof the right to elect at least the majority of MEA's Board of Directors;

(b)

where less than a majority of the nominees of management of MEA are elected to MEA's Board of Directors at any shareholders' meeting at which an election of directors takes place, provided that, the individuals who are members of MEA's Board of Directors immediately prior to a meeting of shareholders involving a contest for the election of directors shall be deemed to be nominees of management of MEA for the purpose of this clause;

(c)	the sale, lease or transfer of all or substantially all of MEA's assets to any other Person or Persons; or

(d)

the completion of a merger, amalgamation, arrangement or other reorganization by MEA with another unrelated corporation as a result of which the shareholders of such unrelated corporation own in excess of fifty percent of the shares of the combined entity;

"Person" includes an individual, a partnership, a corporation and any other entity or association;

"Termination Date" means:

(a)	the effective date that the Employee's employment with MEA is terminated by MEA without cause; or

(b)	the date that the Employee provides to MEA written notice of election to treat the Employee's employment as terminated as contemplated by subsections 10(a)(ii) or (iii) of this Agreement; and

"this Agreement" and terms such as "hereof", "herein", and similar expressions means this Agreement, as amended, supplemented or modified in writing from time to time.

2.	Duties and Responsibilities

The Employee agrees this Agreement is contingent upon MEA’s receipt of the NSERC IRDF award in November 2013. In the event that the Company is unable to satisfy the Contingent aspect of this Agreement, it shall be deemed cancelled, null and void.

During the term of this Agreement, as defined below, the Employee will render such services to MEA as are customary for the position held by the Employee, as follows:

>	Conduct research and development to optimize technological parameters and facilitate commercialization.

>	Build, maintain and operate reactors and experimental test stations.

>	Investigate novel process strategies.

>	Prepare reports and recommend technological pathways based on experience and experimental results.

>	Present experimental results to team members, investors, and partners.

>	Develop new intellectual property and correspond patent applications.

>	Produce white papers based on experimental results.

The Employee agrees to devote substantially the Employee's full working time, or as mutually approved by the Board of Directors, attention and abilities to the business and affairs of MEA and to serve MEA faithfully and use the Employee's best efforts to promote the interests of MEA.

3.	Term

This Agreement shall continue for a term of one (1) year or until terminated in accordance with the provisions of this Agreement, including a termination of the Employee's employment pursuant to Sections 2, 10, 14 or 15 hereof.

4.	Cash Compensation

MEA agrees to pay the Employee a base gross remuneration of $65,000 per annum with an increase to $70,000 per annum, upon receipt of NSERC IRDF, payable in twenty four (24) equal monthly instalments and shall withhold all required taxes from the Employee’s base gross remuneration. Subject to the terms of this Agreement, the Employee’s base gross remuneration shall be prorated for less than the standard or customary time of service rendered.

MEA agrees to review the Employee's base remuneration annually and agrees that following each such review, the then current base remuneration may be increased to reflect the Employee's performance, MEA performance and other relevant factors. The Employee shall also receive standard medical benefits as customarily provided by MEA to all of its employees.

5.	Compensation Options

Additional compensation for services to be rendered by the Employee pursuant to this Agreement shall be payable in a grant of options to acquire 100,000 shares of MVG’s common stock at $0.10 per share (the "Compensation Options"). Compensation Options shall terminate the earlier of 24 months, or upon the termination of this Agreement and the Employee’s engagement with MEA.

6.	Bonuses

The Employee shall be entitled to receive such bonuses from MEA as may be determined by the Board of Directors of MEA from time to time.

7.	Employee Benefits

The Employee shall not be entitled to participate in and receive the standard health and dental benefits given to employees of MEA and MVG.

8.	Vacation

The Employee shall be entitled to take up to four (4) weeks vacation during the term of this Agreement at the time or times reasonably agreeable by all parties.

9.	Change of Control and Termination

(a)	In the event that a Change of Control occurs and in the further event that:

(i) the Employee's employment with MEA and MVG is subsequently or contemporaneously terminated by MEA;

(ii)

the Employee does not continue to be employed by MEA at a level of responsibility and a level of Compensation at least commensurate with the Employee's existing level of responsibility and Compensation immediately prior to the Change of Control and the Employee elects in a written notice to MEA to treat the Employee's employment as being terminated as a result of either such reduction; or

(iii)

the Employee elects, within three (3) months of the date of a Change of Control but only after providing two (2) months of continued service and cooperation to MEA, to terminate the Employee's employment; or

(b)	in the event the Employee’s employment is otherwise terminated without cause;

then MEA agrees to pay to the Employee within two (2) business days of the Termination Date, or at such time as is mutually agreed upon between MEA, MVG and the Employee, a settlement payment equal to the Employee’s then current annual base remuneration.

(c)	Notwithstanding Section 9(b) above, this Agreement shall be deemed cancelled, null and void immediately upon the MEA’s inability to acquire the NSERC IRDF award.

10.	Release

In consideration of the payment to the Employee of the aforesaid amounts and the additional provisions of this Agreement the Employee agrees to tender the Employee's immediate resignation in a form satisfactory to MEA acting reasonably and forever release and discharge MEA from any and all obligations to pay any further amounts or benefits to the Employee with respect to the Employee's employment or the termination thereof.

11.	Duty to Mitigate

The Employee shall be under no duty to mitigate the Employee's losses with respect to the termination of the Employee's employment with MEA.

12.	Subsequent Employment

The Employee shall not be bound in any manner whatsoever to rebate to MEA nor to forgive any claim against MEA with respect to any amounts or benefits payable hereunder in the event of the Employee's subsequent reemployment in any manner whatsoever after a termination of the Employee's employment with MEA.

13.	Termination for Cause

Nothing herein contained shall be interpreted as preventing MEA from terminating the employment of the Employee for cause. In the event of termination for cause, the provisions of this Agreement shall not apply and shall no longer be applicable.

14.	Resignation

Nothing herein contained shall be interpreted as preventing the Employee from resigning her office and her employment in accordance with the provisions of the Employment Standards Code (British Columbia).

15.	Applicable Laws

This Agreement shall be construed in accordance with the laws in effect in the Province of British Columbia and the parties hereto hereby attorn to the Courts of the Province of British Columbia and, if applicable, the Courts of Canada.

16.	Further Assurances

Each of the parties shall from time to time and at all times do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform the terms of this Agreement.

17.	Enurement

This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and assigns.

18.	Notice

Any notice or other instrument which may be required or permitted to be delivered or served on the other party hereto shall be sufficiently given to or served on such party if writing and delivered by hand in a sealed envelope addressed to such party and left, during normal business hours. Either MEA or the Employee may, by notice delivered in accordance with this section, change the address for notices set out above. in

The parties hereto have duly executed this Agreement as of the date first above written.

MANTRA ENERGY ALTERNATIVES LTD.

Per:	/s/Larry Kristof
Larry Kristof, President

MANTRA VENTURE GROUP LTD.

Per:	/s/Larry Kristof
Larry Kristof, President

SONA KAZEMI

/s/Sona Kazemi